Exhibit 99.1

Ameron Appoints Gary Wagner as President

PASADENA, Calif.--(BUSINESS WIRE)--Ameron International Corporation (NYSE:AMN) today announced the appointment of Gary Wagner to the position of President and Chief Operating Officer effective February 1, 2008. Mr. Wagner has been Executive Vice President and Chief Operating Officer of Ameron since September 2005. In his new position, Mr. Wagner will have overall responsibility for the Company’s operations and will play an increasing role in the planning and strategic activities of the Company. Mr. Wagner will report to James S. Marlen, Chairman of the Board and Chief Executive Officer of Ameron International.

Mr. Marlen, stated, “Gary has been a major contributor to the success of Ameron.”

Mr. Wagner joined the Company in 1985 and has held numerous responsibilities in the treasury and financial management and planning functions. Additionally, he has been responsible for joint venture companies since 2004. Prior to his appointment as Executive Vice President and Chief Executive Officer in 2005, he had been the Chief Financial Officer (CFO) since November 1993.

Prior to joining Ameron, Mr. Wagner was with Hughes Aircraft Company in various engineering management functions, and with Prudential Insurance Company as an investment manager.

Mr. Wagner holds a B.S. in Electrical Engineering from the University of Texas, El Paso, and an MBA from UCLA.

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

Cautionary statement for purposes of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation (“Ameron” or the “Company”) are forward-looking and reflect the Company’s current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron’s businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron’s results. Forward-looking statements represent the Company’s judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman and Chief Executive Officer
James R. McLaughlin, Senior Vice President, Chief
Financial Officer
626-683-4000